Exhibit 99.(27)(m)

                       Variable Appreciable Life Insurance
                           Prospectus Filing May 2003

Demonstration of how the annual investment returns of the sub-accounts were derived from the hypothetical gross rates of return, how charges against sub-account assets were dedcuted the from annual investment returns of the sub-accounts

Hypothetical Gross Annual Investment Return                         6.00%
less       Arithmetic Average of
           Total Contractual Porfolio Expenses            -         0.52%
less       Guaranteed
           Mortality and Expense Fee                      -         0.60%
                                                                    ====
Fund Crediting Rate (Net Annual Investment Rate)          =         4.88%

                       Variable Appreciable Life Insurance
                           Prospectus Filing May 2003

Male  Preferred            Level Death Benefit
                           CVAT
Age:         30            Maximum Charges

Face:    75,000            Assume Annual Payment of 1200 in all years
TTR:          0            Hypothetical Annual Return of 6% Gross, 4.57% Net

Policy -- Year 5

                 (0a)      (0b)      (1)        (2)         (3)       (3a)      (4)     (5)       (6)        (7)       (8a)
                  BOP       BOP                             Per                 Per    Montly               Total    Deferred
               Contract    Accum   Premium   Per Policy   Premium   Invested   Month    Cost    Monthly    Contract   Sales
Month   YEAR     Fund      Prems    Paid       Loads       Loads    Premium    Loads   Of Ins   Interest     Fund     Charge
-----   ----     ----      -----    ----       -----       -----    -------    -----   ------   --------     ----     ------
  1       5      4,162     5,300    1,200        --        91.85    1,108.15    4.75    11.89     20.90     5274.24   239.63
  2       5      5,274     6,521       --        --           --          --    4.75    11.89     20.92     5278.52   239.63
  3       5      5,279     6,542       --        --           --          --    4.75    11.89     20.93     5282.81   239.63
  4       5      5,283     6,564       --        --           --          --    4.75    11.89     20.95     5287.12   239.63
  5       5      5,287     6,585       --        --           --          --    4.75    11.89     20.97     5291.45   239.63
  6       5      5,291     6,607       --        --           --          --    4.75    11.89     20.99     5295.80   239.63
  7       5      5,296     6,628       --        --           --          --    4.75    11.89     21.00     5300.16   239.63
  8       5      5,300     6,650       --        --           --          --    4.75    11.88     21.02     5304.55   239.63
  9       5      5,305     6,672       --        --           --          --    4.75    11.88     21.04     5308.96   239.63
 10       5      5,309     6,694       --        --           --          --    4.75    11.88     21.06     5313.39   239.63
 11       5      5,313     6,716       --        --           --          --    4.75    11.88     21.07     5317.83   239.63
 12       5      5,318     6,738       --        --           --          --    4.75    11.88     21.09     5322.29   239.63


                  (8b)         (9)       (10)       (11)      (12)       (13)       (14)
                Deferred      Total       EOP                  EOP        EOP        EOP
               Undwriting     Cash       Basic    Corridor   Corridor    Death      Accum
Month   YEAR     Charge     Surr Value     DB      Factor       DB      Benefits  Prems Paid
-----   ----     ------     ----------     --      ------       --      --------  ----------
  1       5      375.00       4,660      75,000    0.24832    21,240     75,000     6,521
  2       5      375.00       4,664      75,000    0.24901    21,198     75,000     6,542
  3       5      375.00       4,668      75,000    0.24971    21,156     75,000     6,564
  4       5      375.00       4,672      75,000    0.25040    21,115     75,000     6,585
  5       5      375.00       4,677      75,000    0.25110    21,073     75,000     6,607
  6       5      375.00       4,681      75,000    0.25179    21,033     75,000     6,628
  7       5      375.00       4,686      75,000    0.25249    20,992     75,000     6,650
  8       5      375.00       4,690      75,000    0.25318    20,952     75,000     6,672
  9       5      375.00       4,694      75,000    0.25388    20,912     75,000     6,694
 10       5      375.00       4,699      75,000    0.25457    20,872     75,000     6,716
 11       5      375.00       4,703      75,000    0.25527    20,833     75,000     6,738
                                                                         ------     -----
 12       5      375.00       4,708      75,000    0.25596    20,793     75,000     6,760
                                                                         ------     -----

(0a) BOP Contract Fund - Beginning of Period Contract Fund = Ending Contract Fund from the previous month

(0b) BOP Accum Prem - accumulated at 4% effective annual interest rate, with annual premiums paid at the beginning of the contract year

(1)   Premium paid = $1,200

(2)   Per Policy load = $0 per month.

(3) Per PremiumLoad = Sales/Admin/Tax = $2 + (maximum sales load + premium tax = 7.5% of premium paid )

(4)   Per Month Loads =(1) + (2) = (1) $2.50 + 0.03 per $1,000

(5)   Monthly Cost of Insurance - based on 1980 CSO Age Last Birthday      508.5
      Male                                                                2.5425

(6) Monthly Interest - interest earned on the account value = (12) * [(1+i) ^ (1/12) -1 ] where i=4.88% is the net crediting interest rate.

(7)   Total Contract Fund - End of Period contract fund = (0) + (1) - (2) - (3)
      - (4) - (5) +(6)

(8a) Deferred Sales Charge = 45% of the initial scheduled premium = 45% * 532.5 =239.63

(8b)  Deferred Underwriting Charge = $5.00 per 1000 = $375.00

(9) Total Cash Surr Value = Cash Surrender Value corresponding to illustration year 5 = (7) - (8a)- (8b)

(10) EOP Basic DB - End Of Period Death Benefit = face amount plus the contract fund or Accumulated Premiums, if applicable

(11)  Corridor factor - net single premium corridor factor for Male age 30 CVAT

(12)  EOP Corridor DB - End of Period Corridor Death Benefit = (7) / (11)

(13) EOP Death Benefit - End of Period Death Benefit corresponding to illustration year 5 = max [(10) , (12)]

(14) EOP Accum Prems Paid - Premiums Paid accumulated at 4% interest, corresponding to illustration year 5